Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 The only transcription company with ListenLinkTM! Rate this transcript (CTRL + click): poor excellent New Earnings Call Conference Call March 18, 2025 Operator: Good morning, everyone, and welcome to the Natural Gas Services Group Incorporated Quarter 4 Earnings Call. At this time, all participants are in listen-only mode. Operator assistance is available at any time during this conference by pressing 0#. I would now like to turn the call over to Ms. Anna Delgado. Please begin. Anna Delgado: Thank you, Luke, and good morning everyone. Before we begin, I would like to remind you that during the course of this conference call, the company will be making forward-looking statements within the meaning of Federal Securities Laws. Investors are cautioned that forward-looking statements are not guaranteed a future performance, and those actual results or developments may differ materially from those projected in the forward-looking statements. Finally, the company can give no assurance that such forward-looking statements will prove to be correct. Natural Gas Services Group disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Accordingly, you should not place undue reliance on forward- looking statements. These and other risks are described in yesterday’s earnings press release, and in our filings with the SEC, including our Form 10-K for the period ending December 31st, 2024, and our Form 8-Ks. These documents can be found in the Investor’s Section of our website located at www.ngsgi.com. Should one or more of the risks materialize or should underlying assumptions prove incorrect, actual results may vary materially. In addition, our discussion today will reference certain non-gap financial measures including EBITDA, adjusted EBITDA, and adjusted gross margin among others. For reconciliations of these non-gap financial measures to the most directly comparable measures under gap, please see Exhibit 99.1

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 2 of 16 yesterday’s earnings release. I will now turn the call over to Justin Jacobs, our Chief Executive Officer. Justin. Justin Jacobs: Thank you, Anna, and good morning. I will start by introducing the team. Joining me today on the call is Ian Eckert, our new Chief Financial Officer, and Brian Tucker, our President and Chief Operating Officer. I’m very happy to welcome Ian to our team, and I am impressed how quickly he has come up the curve, considering he has been with us for less than three months. I would also like to take a second to thank all the employees of NGS. These results would not be possible without your dedication and perseverance. Thank you. I trust by now, you’ve had the chance to review our fourth quarter and full year 2024 results which we announced yesterday after market close. We delivered another strong quarter of revenue growth, net cash from operations, adjusted EBITDA, and operationally, we improved across the board. We continue to execute on our strategy and against our value drivers. Ian will cover our fourth quarter results, so I will focus more on the year-over-year growth, as well as our comparison to two years ago. I have noted on previous calls that NGS is a different business than it was several years ago. I believe these numbers put these in context. I remain quite optimistic regarding our competitive position and our growth trajectory. We closed 2024 with almost 492,000 rented horsepower compared to over 420,000 last year, and 318,000 at the end of 2022. This is 17% growth vs. last year, and 55% over two years. Horsepower utilization has also improved to 82.1% compared to 80.8% of ’23, year-end, and 74.8% at the end of 2022. Rental revenue in 2024 was $144.2 million, up 36% compared to ’23, and 94% compared to 2022. We’ve really changed the dynamics of our business, upgrading and upsizing our fleet to focus on large horsepower compression, with technology and service differentiation. At the end of 2024, more than 70% of our rented horsepower is coming from large horsepower units. Rental adjusted gross margin in ’24 was 60.5%, approximately 650 basis points higher than ’23, and more than a thousand basis points higher than 2022 showing the transition in our fleet mix, as well as higher pricing.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 3 of 16 On an adjusted EBITDA basis, we reported $69.5 million in ’24 compared to $45.8 million in ’23, and $29.2 million in 2022. These are increases of 52% and 138% respectively. As I will discuss in my closing remarks when I provide guidance, you should expect to see continued growth in ’25 and in 2026, and with the sheer volume of unit deployments planned, enter 2026 as a significantly larger business. With respect to the market, there’s been a good deal of volatility in oil WTI since our last call. Somewhat interestingly, it’s around the same price as when we last reported earnings at around $67.00 or $68.00 a barrel, although there was a fair bit of movement in between our calls. Without making any value judgments regarding national economic policy, I think the markets are a bit uncertain as to economic conditions and the resulting impact on oil prices. This is of course, something we monitor very closely as do our customers, and we’re in constant discussions so that we can plan accordingly. As our unit deployments are pretty much locked in for 2025, we are really looking to 2026 demand, which as of now, appears quite strong. With respect to natural gas, we’ve seen a better story. It traded around $3.00 on our last earnings call and at that time, I noted that activity was muted. Natural gas now trades over around $4.00, and we see a more bullish market and that’s a good sign. With that said, we are taking a conservative approach. I would say we are more cautiously optimistic. Prices, if they remain in this level or were to go higher, could increase demand for some of our existing small horsepower fleet. We are also seeing incremental demand for large horsepower units, although this is in the mid- steam area where we do not currently have any units. Once again, we are closely monitoring the environment, and looking for incremental revenue opportunities. I’d like to now shift to our strategy and provide some updates as it relates to our four growth and value drivers. The first, optimizing our fleet. Our monthly rental revenue per average horsepower was $26.28 for the full year 2024 representing a 10% increase over 2023, and a 30% increase over 2022. This number is calculated as fiscal year rental revenue divided by the average utilized horsepower divided by 12 to bring it monthly. The increase is due to a combination of fleet mix, as well as increased prices. We have been able to capture higher prices given the value we provide to our customers and it’s not just the units. It’s a combination of high run times our equipment provides, and a true service partnership.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 4 of 16 Additionally, we continue to make significant information system improvements throughout our business at the corporate level in terms of tracking financial and operational data, and at the unit level in terms of monitoring and performance. This investment is driving even better service for our customers, which is a competitive differentiator while helping us manage our business more effectively. With respect to the second driver, asset utilization, which comprises converting non-cash assets into cash, and increasing the utilization of our existing fleet, we made significant progress this past year with even more opportunities to improve in front of us. Accounts receivable or AR, was a high priority target at the beginning of the year. We successfully reduced AR by $23.6 million, and our AR now stands at $15.6 million. This released nearly $2.00 per share in cash to fund our growth. Our DSOs went from nearly 100 days at year-end 2023 to 35 days at year-end 2024. I commend the entire Finance and Operations Team for their tireless commitment to improve the capital efficiency of our business. As I look ahead, we have other significant opportunities to improve asset utilization and our balance sheet. We have an income tax receivable of approximately $11 million. We’re approaching the final stage in the refund process, which typically takes less than one year. We have opportunities to further reduce inventory, and we have own real estate we will look to monetize in the near term. Collectively, I believe the aggregate net cash creation opportunity is greater than what we’ve seen in AR over 2024, and we hope to capitalize on a good deal of this in 2025. Lastly, I’ll add that in terms of horsepower utilization, we’re increasing every quarter and the vast preponderance of our idle units are small and medium horsepower. We’re continuing to review options for technology upgrades, electric conversions, and monetization to improve our utilization. All of these remains part of our central strategy to improve the cashflow and capital efficiency of the business. The third driver’s fleet expansion. Every quarter, we grew rented horsepower throughout 2024. In 2025 and in the first quarter of 2026, we expect to see significant increases in our large horsepower rented fleet based on contract’s secured date, including a material increase in electric motor drive units. Our guidance based on planned customer deployment dates as I’ll discuss shortly during my closing remarks, we expect a material ramp in the second half of the year

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 5 of 16 continuing to early 2026. One additional point I will make here is customer diversification. In 2025, we have a key customer that will grow throughout the year, ultimately becoming our second largest customer with well over 10% of our revenue once all units are set. With respect to the fourth driver M&A, we continue to evaluate the market for opportunities that could significantly improve our business, competitive position, and returns. At the same time, we are focused on improving our existing business. We believe we are on a very strong position to continue to generate above 20% returns with our business, and even more confidently with the contracts we’ve secured and deployments that are scheduled. We have seen some consolidation believed there will be deal flowing in the coming year or years. We will remain opportunistic and at the same time, disciplined. I have more to discuss after Ian highlights our fourth quarter progress, and it’s now with my great pleasure, I introduce our new CFO, Ian Eckert. Ian Eckert: Thank you, Justin, and good morning to those joining us. Let me summarize the financial highlights of our fourth quarter and full-year results. Revenue for the quarter of $40.7 million was up year-on-year when compared to the fourth quarter of 2023 by 12%, and effectively flat sequentially when compared to the third quarter of 2024. Rental revenue of $38.2 million was up year-on-year and sequentially by 21% and 2% respectively, reflecting continued addition of large horsepower compression packages. Total adjusted gross margin for the quarter of $23 million increased year-on-year and sequentially by $2.7 million and $0.1 million respectively. These results included the year-on-year and sequential decline in sales adjusted gross margin of $1.1 million and $0.3 million respectively. This was driven by our fabrication and assembly operations, as we continue to shift our business away from fabrication of new compressor packages as reflected in the announced termination of fabrication and assembly activities at our midland Texas facility. Total adjusted gross margin percentage has continued to expand both year-on-year and sequentially to 56.5% as we continue to see rental adjusted gross margin percentage above 60%. Net income for the quarter of $2.9 million increased year- on-year by $1.2 million or 68%, driven by rental adjusted gross margin, resulting in

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 6 of 16 $0.23 of diluted earnings per share. Sequentially, net income decreased by $2.1 million, primarily driven by the inventory allowance and decrease in sales gross profit, both of which relate to the closure of our midland fabrication operations, along with the intangible asset impairment. Additionally, SG&A expenses for the quarter increased slightly compared to $5.5 million in the third quarter, driven primarily by stock-based compensation expense. Adjusted EBITDA in the quarter of $18 million increased year-on-year by $1.7 million, and roughly flat sequentially. Rented units on December 31st, 2024, represented 491,756 horsepower compared to 420,432 horsepower in December 31, 2023, an increase in total utilized horsepower of 17%. Similarly, horsepower utilization increased to 82.1% in the fourth quarter compared with 80.8% in the prior year. Turning to the balance sheet, we ended the quarter with $170 million outstanding on our amended and restated revolving credit facility. In looking at the two financial covenants contained in our credit agreement, our leverage ratio in the fourth quarter of 2024 was 2.36 up slightly from 2.25 as of the third quarter. Our fixed charge coverage ratio for the quarter was 2.44, meaning that we are comfortably in compliance with both of our financial covenants as of December 31st, 2024. Accounts receivable on December 31st, 2024, were $15.6 million, a $23.6 million decrease from the prior year. This reduction reflects the material decrease on our day sales outstanding statistic per account receivable, and is a result of our continued efforts to monetize non-cash assets. We generated cashflow from operations of $66.5 million in the year. Our capital expenditures in the year totaled $71.9 million, which can be broken out to $60.5 million of growth capex, with the remaining $11.4 million related to maintenance capex. With that, I’ll turn it back over to Justin to discuss our guidance and closing remarks. Justin Jacobs: Thank you, Ian. Simply put, 2024 was a record-breaking year for natural gas services, and I believe the future will be even better. Over the past few years, we’ve made tremendous strides to solidify our already strong competitive position.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 7 of 16 Today, I believe our technology and service can compete against anyone. We will continue to invest in innovation, building the appropriate infrastructure, and driving outsized returns for shareholders. As we look ahead to 2025, we are guiding to adjusted EBITDA in the range of $74 million to $78 million, which at the midpoint represents just under a 10% increase over 2024. Our expected range for 2025 growth capex is between $95 to $120 million. Almost all this capital will go to new large horsepower units, essentially all of which are already under contract. At the midpoint of the growth capex range, $107.5 million, our growth capital will increase by approximately 75% over 2024 and will be the second highest total in the company’s history. We had previously guided the growth capex of $90 to $110 million for 2025. The increase is based on the contracted new orders for 2026 deployments, where some capital will be spent in 2025, along with some slippage of plan 2024 growth capital that will fall onto 2025, which is purely due to timing at year-end. The new orders for 2026 are substantial in quantity. They are all large horsepower and pre-contracted with large existing customers. I would further note that a substantial majority of the units are electric drive as we continue to build on our success in this area. It is my view that 2026 will be another year of significant growth in new unit horsepower. As we noted in the earnings release, the timing of new unit deployments will be very heavily weighted to the second half of 2025, with some units likely getting deployed in early 2026. This is in response to customer timing. While we do have units getting deployed in the first half, a very significant majority of the horsepower will be thereafter. As we are still several quarters for many of these deployments, it is difficult to put too fine of a point on the timing, particularly when many of these dates drive a quarter or the year-end. A week move in either direction can push the period in which the unit is deployed. Once all units are set, we are very confident in the increased earnings power of the business. As noted in the release, once all the units are deployed, the rented horsepower will be up 18% versus yearend 2024. Once all of these units are deployed, and we get a full period of EBITDA, we believe our adjusted EBITDA will increase at a rate well in excess of the 18% horsepower increase. To confirm, I’m comparing this increase to our $18 million of adjusted EBITDA in Q4.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 8 of 16 I know many of you will ask, “What does ‘well in excess’ mean?” I’d frame it as significantly above 18% but less than double the growth rate. I hope this helps our investors understand the magnitude of the EBITDA growth. In many ways, this is very similar to 2023. When significant capital was spent, poor EBITDA increased materially. While not exactly the same in terms of timing, I do see a similar story playing out. History does rhyme. I trust our investors will refresh themselves as to our 2023 results, both from a financial perspective, and in terms of shareholder value increase. Our outlook for 2024 maintenance capex is $10 to $13 million, or $11.5 million at the midpoint. The majority of this maintenance capex, as previously noted, will be related to our rental compression units with smaller amounts of field equipment, including trucks and other equipment. The modest increase versus 2024 reflects the continued growth of our fleet. In terms of return on invested capital for growth capex, our target remains at least 20%. In closing, we delivered in 2024. We fully expect to deliver in 2025, and the opportunities for meaningful growth and value in the years beyond are there. It’s up to us to execute our plan, and I am confident in the team we have assembled and the path that we are on. We will continue improve the capital efficiency of our business while delivering for our customers. Our balance sheet remains strong, we are growing organically, and I believe we are taking market share. We continue to add new customers, grow our large horsepower compression fleet, and enhance our offerings. We have improved our relationships with capital market providers to continue to finance our organic growth and M&A opportunities as they arise. I believe 2024 was an instrumental year in setting the company up for continued great things in the years ahead. At this time, we’re ready to open up the call. Luke? Operator: Ladies and gentlemen, at this time, we will conduct the question-and-answer session. If you would like state a question, please press 7# on your phone now. Again, that’s 7#, and you will be placed in the queue in the order received. You can press 7# again to remove yourself from the queue. We are now ready to begin. We currently have four people with questions, starting with Hale Hoak, Hoak and Company. Go ahead, please.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 9 of 16 Hale Hoak: Hi Justin. Congratulations on a good quarter and, more importantly, on the transformation of the company over the last couple years. Justin Jacobs: Thanks, Hale. Appreciate the call. Hale Hoak: Just to clarify. I know you came at the guidance and you don’t want to put too fine a point on it, given the difficulty in predicting when units actually get set, which I totally appreciate. You gave guidance that I’m coming at a little differently. I show a Q4 run rate EBITDA of about $72 million, and assuming you’ve put $100 million of capital to work with a 20% return, that gets us kind of the low to mid-$90’s of EBITDA. I understand that probably won’t occur until maybe first or second quarter of 2026, but just wanted to make sure I’m thinking about that correctly. Justin Jacobs: I think that’s, without putting kind of specific number, and I think that’s generally a reasonable way to think about it. Hale Hoak: Okay, great. Well, congratulations to you and the team. Thank you. Justin Jacobs: Thanks again, Hale. Operator: Thank you very much. Our next question comes from Mr. John Daniel, Daniel Energy Partners. Go ahead, please. John Daniel: Hey, guys. Good morning. Thanks for including me on the call. Justin Jacobs: Good morning, John. Thanks for calling in. John Daniel: Oh, you bet. You noted the strong demand in ‘26. I’m just curious, at what point would it make sense, and also your long lead times for equipment, when does it make sense to start placing order for the second half of ‘26, maybe ‘27, deliveries? Justin Jacobs: The orders for ‘26 that we have received are throughout the year, in terms of the timing of orders with our partners. I mean, we’re really in the process of placing all those as we’re getting the contracts, and so it really depends on the deployment schedule that the customer is asking for us. We haven’t hit into anything in ‘27 at

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 10 of 16 this point. It’s really focused on ‘26, but it is throughout the course of the year ‘26. John Daniel: Okay, and just a sort of dumb question for me, but trying to understand the contract negotiating cycle, when would you expect those customers to start making the inquiries about stuff for ‘27? Justin Jacobs: So, you know, we saw for 2026 orders, we were starting to have conversation with some of the larger customers who are planning pretty far out, really in the fourth quarter, and started to see coming to contract terms really in the first quarter of ’25. So, it’s not universal in terms of customers looking that far out, but we’re looking at 12 to 18 months in advance of needs of deployment, as just kind of a rough sense. John Daniel: Yes. That’s fine, just looking for a ballpark. Thank you very much for including me. Justin Jacobs: Yes, absolutely. Thank you, John. Operator: Thank you very much. Our next question comes from Selman Akyol with Stifel. Go ahead. Tyler: Good morning. This is Tyler on for Selman. Justin Jacobs: Good morning, Tyler. Tyler: Good morning. On a dollar per horsepower basis, were you guys starting to see things flatten as most contracts has sort of already gone through that inflationary cycle and people reupping and we’re now sort of coming to the end of that role? Justin Jacobs: I assume what you’re speaking about revenue, correct? Tyler: Yes, yes. Justin Jacobs: Yes. I think I’ve mentioned this on one of the previous calls. Clearly, there was a significant increase in prices over the last several years. That curve is certainly flattening relative to increases that were well in the double digits. You know, I’d say there’s still in, as I think I mentioned in the previous call, an upward bias to

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 11 of 16 prices, but nowhere near at the rate which we saw the last couple of years which clearly you wouldn’t see that those types of percentage increases continue. Tyler: Understood and you had mentioned the M&A earlier and possible deal flow in the next year or two, is that across all geographies? Is that Permian specific? Sort of where people look in a sell? Justin Jacobs: I don’t know that it’s specific to any particular geography and to the extent that Permian is involved it’s just because that’s where the production is and so most players have - I won’t say all, but most players are going to have at least some exposure if not material exposure to Permian. So, I don’t see it as a particular geography more of a just - companies that I think are going to be coming to the market over in some form in the coming year or a couple of years. Tyler: Understood. Thank you. Justin Jacobs: Sure. Operator: Thank you. Our next question comes from Mr. Jim Rollyson with Raymond James. Go ahead, sir. Jim Rollyson: Hey, good morning guys. Justin Jacobs: Good morning, Jim. Jim Rollyson: Justin, one of the things throughout ’24 we got to see with your numbers and results obviously was margin performance that you guys talked about earlier being up 650 basis points year-over-year. I feel like every quarter you had a great quarter and then kind of guided more conservatively, not sure it would repeat itself and it generally kind of stayed in that 60 plus percent range for the most part. As you look at your guidance in ’25 and as you get all this new units delivered in ‘26, maybe how you think about the margin profile kind of that business is on new prices and etc. How it looks? Justin Jacobs: So, I think the rate of increase that I quoted earlier in the call, and you just referenced, we’re not going to see that that level of increase going forward. As you look at the fleet mix and I quoted this earlier, more than 70% of the rented

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 12 of 16 horsepower as of yearend 2024 is in the large. So, just the magnitude of the fleet mix shift is going to not as be high of a rate of change. So, I think that there - as we add horsepower there still be some bias up - the flip side is labor is not getting any easier it’s not getting any cheaper. So, have we been conservative? I think we’ve been appropriately conservative, and our goal is obviously to try and beat, but just the magnitude of the change, I don’t see that staying anywhere near that rate of increase. Jim Rollyson: Understood and curious if - you’ve also mentioned a majority of your new horsepower on order being electric drive, if that has any impact in your mind on the margin or if that’s really kind of agnostic? Justin Jacobs: In the shorter term I think it’s more a function if it’s all large horsepower. So, will it have slightly higher margins, it may, but it’s really the fact that we’re looking at all kind of large horsepower whether natural gas driven or electric motor. Jim Rollyson: Got you and then last one for me, you also mentioned some of the unlocking of cash this past year was working capital which you guys did a fantastic job with. As you look into 25 you mentioned the tax receivable, you also mentioned the real estate and capturing a portion of that, any sense of kind of how much of that you think you can actually get accomplished in ’25? Justin Jacobs: I think on the income tax receivable, I will say, that we’re cautiously optimistic that we get that in ’25. There are obviously a fair number of changes happening in different government regulatory agencies and taxing authorities and can’t really speak as to the potential impact there other than it’s probably not helpful. That being said, I mentioned we’re approaching the final stage, which we’re hoping will happen soon, and at that final stage, our understanding typically happens in less than a year, so we’re hopeful we get that in ’25. The real estate side we’re actively working and have been working on that pretty significantly in the past couple quarters. There may require some modest investment there to get monetization. The exact timing, is a little bit difficult to predict there other than I can say that we’re not in the real estate business, we’re in the rental compression business and that’s where we want our capital. Jim Rollyson: Understood. I appreciate all the color. Thanks.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 13 of 16 Justin Jacobs: Thanks, Jim. Operator: Our next question comes from Mr. Jay Spencer. Go ahead, please. Your line is open. Jay Spencer with Stifel. Jay Spencer: Thanks for the call and congrats on a good quarter. Can you just elaborate a little bit on the lead times to get components? Are there still long lead times for engines and what about the electric drive side? Can you talk about the lead times there? Justin Jacobs: Sure. So, the three parts to that or parts that I look at in terms of lead times. The drives where engines really aren’t getting any shorter. I mean you’re still looking generally somewhere around kind of the nine-month range, plus or minus. Electric drives are going to be shorter than that at least for us. The compressor frames, you’re talking about kind of six to nine months, and then the fabrication capability I think is proving to be kind of the long pole in the tent in that kind of at least nine months and that’s - what we’ve communicated to customers is ensuring that fabrication capability, you want to make sure you have that locked in to get deployments when you want them. So, we’re not seeing that move materially in. If anything, it’s at least as long as it’s been. Jay Spencer: Got you. Okay. Thank you. On a related note, so the growth capex of $95 to $120 million in capex, how should we think about how that is spent over the course of this year? Is it heavily weighted toward the back end along with deliveries or just - what do you expect generally the pacing of that today? Justin Jacobs: So, it’s going to be more heavily weighted in terms of the capex to the back half of the year although capex is spent in advance of deployments, and so it’s not as heavily weighted. We also had some slippage as I referenced from the fourth quarter into the first quarter, so we’re looking to see exactly what that number is going to be. It is more ratable over the year although still heavily weighted to the second half. Jay Spencer: Okay. All right. Well, thank you, and appreciate your time. Justin Jacobs: Thanks, Jay.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 14 of 16 Operator: Thank you very much. Again, if you have any questions please press 7# so you can queue up. Our next question comes from Mr. Rob Brown, Blake Street Capital. Go ahead, please. Rob Brown: Good morning. First question is on just the overall demand environment comment you had about oil stabilizing and you’re seeing demand. Are you really seeing demand come back, or are you seeing it booked for really looking down for ‘26 and it’s sort of set for ’25? Justin Jacobs: Good morning, Rob. Thanks for calling in. Sorry. So, the ’25 is more a function of just lead times that, as we’ve communicated to customers, some one-offs here and there. I’m not saying we can’t get a new unit fabricated within the course of calendar 2025, but being in March and just seeing the lead times, that’s really driving our look forward to 2026 as there’s not enough time to get a material amount of units in this year, other than what we already have contracted. So, the ‘26 is really a function of explanations to customers of if you want new units, this is the time frame you need to look out there. I don’t know that I would say there’s been a material - although there’s been a material shift in oil prices over the past couple of quarters, I wouldn’t say that there’s a material difference in demand. We’re continuing to see strong demand for compression and significant portions related to oil. Rob Brown: Okay, great. And then maybe the electric demand that you’re seeing, the electric drive demand, what what’s the market dynamics happening there? And I think you said majority of units are now electric drive. Can you just elaborate on what’s happening in the environment there? Justin Jacobs: That is, I think, really driven by availability of power for the customers. Are they going to have the electricity to be able to power those units, and in some cases the answer is yes, and in many other cases the answer is no. This hasn’t happened to us, but I’ve heard stories in the market where customers thought they were going to have electricity and then found out as they were starting to deploy or in advance of deployment that in fact, they weren’t going to have the required amount of power. And so that’s really the big factor as it relates to electric drives, is availability, and clearly, if you read in the press, the demand for electricity is increasing materially relative to the recent past, and the ability to get the power for these types of units, which require a pretty large horsepower, you’re talking

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 15 of 16 about significant electricity demands, that needs to be there 24/7, 365 to make sure these units are running properly. It’s just a lot of uncertainty around that, and so it really goes back to conversations we have with our customers and ask them what they want, and we’re letting them drive the decision between natural gas engines and electric motors. Rob Brown: Great, thank you. Justin Jacobs: Thanks, Rob. Operator: Thank you. And our last question comes from Brittney Fidelia, Maxim Group. Brittney Fidelia: Hi, good morning. Congratulations on your results. My first question has to deal with your Tulsa facility. Do you plan on expanding it more with more capital expenditures planned for 2025, and after you close your [Midland] fabrication facility? Justin Jacobs: Good morning, Brittney, and thanks for calling in. In regards to Tulsa, we do not have plans to expand that. The incremental fabrication that we’re doing for the new units is going to third parties. We are fabricating at the Tulsa facility for some of our rental fleet. It’s typically the smaller end of our large horsepower units in terms of size, and that’s just constraints that are inherent there at that facility of the size of unit that we can currently do. We won’t expand that to do the larger end of the large horsepower units just because of the amount of capital that we’ve spent with third parties starting – going back to 2023, which is a huge capital spend year for us ’24, a significant year, and ’25. As I mentioned, going to be the second largest in our history. We’re actually one of the larger purchasers of rental units from third-party fabricators, which has positioned us quite nicely with them. And so, to the extent that we’re growing at faster rates, we’ll go to third parties to build most of that for us. Brittney Fidelia: Okay, got it. And just since you’re doing more outsourcing in factory, what would be the potential margin impact, or is there any potential margin impact at all? Justin Jacobs: It’s not so much really on the margins because that’s driven by our rental rate and our ongoing operating costs, which are all internal or mostly internal costs. It really has to do with the fabrication, the capital, which at this point in the north of a

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 16 of 16 thousand horsepower we can’t fabricate that internally anyway, and so it’s just contracting with third-party fabricators. So, it’s really capital costs not a margin. Brittney Fidelia: Okay, got it. All right, that’s all for me, thank you. Justin Jacobs: Great, thank you. Operator: Thank you very much, and we have no other questions. Justin Jacobs: Thank you, Luke, and thanks for all of your questions and participation on the call. We sincerely appreciate your support. We look forward to updating you on our progress in the next quarter, and thank you again for your time. Operator: This concludes today’s conference call. Thank you, everyone, for attending. - End of Recording -